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Exhibits 3.3 and 4.18

AMENDMENT TO THE RESTATED BYLAWS
OF
EXCO RESOURCES, INC.

1.
The second to last sentence of Article IV, Section 4.11 of the Restated Bylaws of EXCO Resources, Inc. is hereby restated and amended in its entirety to read as follows:

  "Any committee so established by the Board of Directors shall be comprised of not less than one (1) Director."

2.
Except as provided for in this Amendment, the Restated Bylaws, as amended, shall remain in full force and effect and are hereby reaffirmed.

3.
This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of Texas.

        IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of August 15, 2002.

EXCO RESOURCES, INC.
By:	/s/ RICHARD E. MILLER Richard E. Miller, Secretary

        As adopted by the Board of Directors at a Special Meeting of the Board of Directors held on August 15, 2002.

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  Exhibits 3.3 and 4.18
AMENDMENT TO THE RESTATED BYLAWS OF EXCO RESOURCES, INC.